EMPLOYMENT AGREEMENT


	THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 7th day of February, 2007, by and between OWEN DUKES ("Employee"), and PROPALMS USA, INC., a Delaware corporation, whose address is Unit 7, The Maltings, Castlegate, Malton, North Yorkshire YO17 7DP
(the "Company").

Background

	The Company desires, on the terms and conditions stated herein, to employ the Employee as an employee of the Company.

	The Employee desire, on the terms and conditions stated herein, to be employed by the Company as an employee thereof.

Terms of Agreement

	In consideration of the foregoing recitals, and of the promises, covenants, terms, and conditions contained herein, the parties hereto agree as follows:

1.	Employment and Natural Terms.  The Company
hereby employs Employee, and Employee hereby accepts employment with the Company, for a term of one (1) year
(the "Term of Employment") beginning on the date of this Agreement.

2.	Position and Duties.  Employee shall
perform all the functions as may be reasonably assigned by the Board of Directors of the Company, or by the officers of the Company, and shall serve in the capacity of Chief Executive Officer.

3.	Compensation and Benefits.  As compensation for
the services to be rendered by Employee hereunder, the Company shall pay to Employee the annual salary of $60,000 payable with such deductions as are required by law.

4.	Reimbursement for Expenses.  Company shall promptly
reimburse Employee for all documented business expenses reasonably incurred by Employee in the performance of his duties under this Agreement, including but not limited to, travel expenses and other legitimate expenses. All expenses shall be properly documented and a detailed expense report submitted weekly with a request for reimbursement. All but local travel shall require advance approval by the Company.

4.	Termination.  Notwithstanding the provisions of
Paragraph 1 hereof, the Term of Employment shall terminate
prior to the end of the period of time specified in such
Paragraph, upon:
(a)	The death or disability of Employee.

(b)	Immediately upon notice given by the Company to
Employee for and after the existence of "cause." For purposes of this paragraph (b), the term "cause" shall be defined as the material failure of Employee to perform the services required pursuant to this Agreement; any dishonesty by Employee in his/her dealings with the Company; the commission of fraud by Employee; negligence in the performance of the duties of Employee; or the conviction (or plea of guilty or nolo contendere) of Employee of any crime involving dishonesty or moral turpitude; or any violation of any covenant or restriction contained in Section 5 hereof.

(c)	By the Company without "cause" on at least thirty (30)
days notice to Employee.

(d)	By the Employee on at least thirty (30) days notice
to the Company.

	For all purposes of this Agreement, termination for "cause" shall be deemed to have occurred in the event of Employee's resignation when, because of existing facts and circumstances, subsequent termination for "cause" can be reasonably foreseen.

	Except as otherwise provided in Section 4(b), in the event of termination of this Agreement pursuant to this
Section 4, Employee or his/her estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of Employee's death) the base salary provided for herein up to and including the effective date of termination, prorated on a daily basis.

5.	Non-Competition. During the term of this agreement,
and for a period of two (2) years after any termination pursuant to Section 4 hereof or any voluntary termination or resignation by Employee, Employee shall not, individually or jointly with others, directly or indirectly, whether for his/her own account or for that of any other person or entity, own or hold any ownership interest in any entity engaged in and business the same as or similar to the business of the Company anywhere in the United States of America, or any "proposed business" to be owned or operated by the Company, and Employee shall not act as an officer, director, employee, shareholder, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation, directly or indirectly, to any such person or entity. For purposes of this Section 5, any businesses owned or operated by the Company shall include any businesses operated or owned by an affiliate of the Company, any successor entity to the Company, and any entity in which the Company has an interest, including, but not limited to, an interest as Franchisor.

6.	Non-Disclosure; Non-Solicitation.  Except in the
performance of his/her duties hereunder, at no time during the term of this Agreement or at any time thereafter shall Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use, or authorize any else to publish, disclose, or use any secret or confidential material or information relating to any aspect of the business or operations of the Company, including, without limitation, any secret or confidential information relating to the business, customers, trade or industry practices, trade secrets, technology, or know-how of the Company.

7.	Specific Performance.  With respect to the covenants
and agreements of Employee set forth in Sections 5 and 6 hereof, the parties agree that a violation of such covenants and agreements will cause irreparable injury to the Company and that the Company shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to apply to a court of competent jurisdiction for an injunction to restrain Employee from violating, or continuing to violate, such covenants and agreements. In the event the Company does apply for such an injunction, Employee shall not raise as a defense thereto that the Company has an adequate remedy at law.

8.	Reasonableness of Restrictions; Reformation;
Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Sections 5 and 6 hereof are reasonable and properly required for the adequate protection of the Company's interest. It is agreed by the parties hereto that if any portion of the restrictions contained in Sections 5 and 6 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical areas shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. If Employee shall violate any of the covenants contained herein and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the Company's business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of Employee's breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

9.	Assignability.  This Agreement and the rights and
duties created hereunder shall not be assignable or delegable by either party without the prior written consent of the other party.

10.	Notices.  All notices or other communications
provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by registered or certified United States mail, and addressed to the parties at their addresses hereinabove set forth. Either of the parties may give notice to the other party at any time, but the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

11.	Waiver.  The failure to enforce any term or
condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for any future time.

12.	Binding Effect.  This Agreement shall be binding
upon, and shall inure to the benefit of, the parties hereto and their legal representatives, and proper successors or assigns as the case may be.

13.	Governing Law.  Except as otherwise specifically
provided herein, the validity, interpretation, and performance of this Agreement shall be governed by the laws of the state of Florida, and the parties hereto specifically consent to jurisdiction and venue in Orange County, Florida.

14.	Captions.  The captions of this Agreement have
been assigned thereto for convenience only, and shall not be construed to limit, define, or modify the substantive terms hereof.

15.	Entire Agreement; Counterparts.  This Agreement
constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes all prior memoranda, correspondence, conversations, and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

16.	Costs of Enforcement.  In the event a party
initiates legal action (including both trial and appellate proceedings) to enforce his or its rights hereunder, the prevailing party in such action shall recover from the non-prevailing party his or its reasonable litigational expenses (including, but not limited to, reasonable attorneys' fees and court costs) of all such proceedings.

	IN WITNESS WHEREOF, the undersigned have hereunto signed this Agreement on the date set forth on Page 1.

		            "Company"

         		PROPALMS USA, INC.

				By:
		      Robert Zysblat, President


        			"Employee"

				Owen Dukes